Exhibit 99.1

PRESS RELEASE

Closing of $600 million notes of CNH Industrial Capital LLC

London, July 2, 2020

CNH Industrial N.V. (NYSE: CNHI / MI: CNHI) today announced that its wholly owned subsidiary, CNH Industrial Capital LLC, has completed its previously announced offering of $600 million in aggregate principal amount of 1.950% notes due 2023, with an issue price of 99.370%.

The net proceeds of this offering were approximately $593 million after payment of offering and other related expenses. CNH Industrial Capital LLC intends to add the net proceeds from the offering to its general funds and use them for working capital and other general corporate purposes, including, among other things, the purchase of receivables or other assets in the ordinary course of business. The net proceeds may also be applied to repay CNH Industrial Capital LLC’s indebtedness as it becomes due.

The notes, which are senior unsecured obligations of CNH Industrial Capital LLC, will pay interest semi-annually on January 2 and July 2 of each year, beginning on January 2, 2021, and will be guaranteed by CNH Industrial Capital America LLC and New Holland Credit Company, LLC, each a wholly owned subsidiary of CNH Industrial Capital LLC. The notes will mature on July 2, 2023.

J.P. Morgan Securities LLC, NatWest Markets Securities Inc., Société Générale and Wells Fargo Securities, LLC acted as joint book-running managers and the representatives of the underwriters for the offering, and Banca IMI S.p.A., Credit Agricole Securities (USA) Inc. and UniCredit Capital Markets LLC acted as joint book-running managers for the offering. The offering was made pursuant to an effective shelf registration statement filed with the U.S. Securities and Exchange Commission on March 15, 2019. Copies of the prospectus supplement and prospectus for the offering may be obtained by contacting J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Telephone: 1-866-803-9204; NatWest Markets Securities Inc., 600 Washington Boulevard, Stamford, CT 06901, Attn: NatWest Markets Syndicate Desk, Telephone: 1-203-897-6166, Email: SyndicateAmericas@natwestmarkets.com; Société Générale, 245 Park Avenue, New York, NY 10167, Attn: Syndicate Desk GLBA/SYN/CAP/BND, Telephone: 1-855-881-2108, Email: LON-GLFI-SYN-CAP@sgcib.com; or Wells Fargo

CNH Industrial N.V 25 St. James’s Street London, SW1A 1HA United Kingdom

Securities, LLC, 608 2nd Avenue South, Suite 1000, Minneapolis, MN 55402, Attn: WFS Customer Service, Telephone: 1-800-645-3751, Email: wfscustomerservice@wellsfargo.com. Copies of the prospectus supplement and the accompanying prospectus for the offering are also available on the website of the U.S. Securities and Exchange Commission at http://www.sec.gov.

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This press release does not constitute an offer to sell or a solicitation of an offer to buy any of these securities, nor shall there be any sale of these securities, in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

CNH Industrial Capital LLC is an indirect wholly owned subsidiary of CNH Industrial N.V. and is headquartered in Racine, Wisconsin.  As a captive finance company, the primary business of CNH Industrial Capital LLC and its subsidiaries is to underwrite and manage financing products for end-use customers and dealers of CNH Industrial America LLC and CNH Industrial Canada Ltd. (collectively, “CNH Industrial North America”) and provide other related financial products and services to support the sale of agricultural and construction equipment sold by CNH Industrial North America. CNH Industrial Capital LLC and its subsidiaries also provide wholesale and retail financing related to new and used agricultural and construction equipment manufactured by entities other than CNH Industrial North America. CNH Industrial Capital LLC’s principal executive offices are located at 5729 Washington Avenue, Racine, WI 53406, and the telephone number is +1(262) 636-6011.

Contacts:

Corporate Communications

Email: mediarelations@cnhind.com

Investor Relations

Email: investor.relations@cnhind.com